SEC File No. 333-218338

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pope Resources,

A Delaware Limited Partnership

(Exact name of registrant as specified in its charter)

Delaware	91-1313292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19950 Seventh Avenue NE

Poulsbo, Washington 98370

(360) 697-6626

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark R. Bridwell

Vice President, General Counsel and Corporate Secretary

1 Rayonier Way

Wildlight, FL 32097

Telephone: (904) 357-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: N/A.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to and amends the Registration Statement on Form S-3 No. 333-218338 (the “Registration Statement”) registering 225,000 depositary receipts representing limited partner units (“Units”), of Pope Resources, A Delaware Limited Partnership (the “Partnership”), reserved for issuance under the Pope Resources Distribution Reinvestment Plan.

On January 14, 2020, the Partnership entered into an Agreement and Plan of Merger, subsequently amended as of April 1, 2020 (as so amended, the “Merger Agreement”) with Rayonier Inc., a North Carolina corporation (“Rayonier”), Rayonier, L.P., a Delaware limited partnership (“Opco”), Rayonier Operating Company LLC, a Delaware limited liability company (“ROC”), Rayonier Operating Company Holdings, LLC, a Delaware limited liability company, Pacific GP Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rayonier (“Merger Sub 1”), Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rayonier (“Merger Sub 2”), Pacific LP Merger Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of ROC (“Merger Sub 3”), Pope EGP, Inc., a Delaware corporation and equity general partner of the Partnership (“EGP”), and Pope MGP, Inc., a Delaware corporation and the managing general partner of the Partnership (“MGP”).

On May 8, 2020, pursuant to the Merger Agreement, Merger Sub 3 was merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as an indirect subsidiary of Rayonier. Simultaneously therewith, MGP was merged with and into Merger Sub 1 and EGP was merged with and into Merger Sub 2, with Merger Sub 1 and Merger Sub 2, respectively, surviving such mergers. At the effective time and as a result of the Merger, each of the Units issued and outstanding immediately prior to the effective time (other than Units owned by Rayonier, Opco, or certain of their controlled affiliates) was automatically converted into the right to receive merger consideration consisting, at the election of the holders of the Units, of $125.00 in cash, 3.929 Rayonier shares or 3.929 Opco units, subject to proration procedures specified in the Merger Agreement.

In connection with the Merger, the Partnership has terminated all offerings of the Partnership’s securities, including the offering conducted pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all securities of the Partnership registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 8th day of May 2020.

Pope Resources, A Delaware Limited Partnership

By:	/s/ Mark R. Bridwell
Name:	Mark R. Bridwell
Title:	Vice President and Corporate Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.